Exhibit 99.1

Contact:
Edward Stiften, Chief Financial Officer
David Myers, Vice President Investor Relations
(314) 702-7173
investor.relations@express-scripts.com

Express Scripts Reports Third Quarter Earnings
Mail Pharmacy and Generic Utilization Set Records
Gross Profit up 14%

ST.  LOUIS,  November 3, 2004—Express Scripts, Inc. (Nasdaq: ESRX) announced third quarter net income of $62.0 million, or $0.80 per diluted share, which includes a charge of $0.20 per diluted share to increase reserves for legal defense costs. For the same quarter last year, the Company reported net income of $64.5 million, or $0.81 per diluted share.

        The Company generated $150.0 million of cash flow from operations in the third quarter compared with $160.8 million in the same quarter last year. Cash flow for the 2003 quarter was positively impacted by improved inventory management resulting from implementing a new wholesale purchasing agreement. Year-to-date, cash flow from operations was $303.3 million compared to $281.4 million last year. During the quarter, the Company repurchased 1,737,000 shares of common stock for $108.1 million.

        “The record level utilization of generics and mail pharmacy services, including specialty injectables, demonstrates our commitment to making the use of prescription drugs more affordable,” stated Barrett Toan, chairman and chief executive officer. “We are very proud of the work we have done in developing strategies that help clients manage their prescription drug trend. By increasing savings for our clients through higher generic drug use and more mail pharmacy services, including specialty drugs, Express Scripts’ profitability has improved, demonstrating that our interests are aligned with our clients and their members.”

Strong Operating Results

        Revenues for the third quarter of 2004 were $3.8 billion, a 16 percent increase over the same quarter last year due to increased use of prescription drugs, the acquisition of CuraScript and drug price inflation. Increased use of lower-cost generic drugs (approximately 51 percent of total prescriptions compared to 47 percent last year), and increased member co-payments to retail network pharmacies, which the Company does not record as revenue, partially offset these increases.

        Mail pharmacy prescriptions increased 22 percent to 10.0 million during the quarter from 8.2 million last year. “Members taking long-term maintenance medications increasingly are discovering that our cost effective, highly efficient mail pharmacy services will save them time and money,” noted Toan. “In addition, CuraScript continues to exceed our expectations due to its success in providing specialty pharmacy services to our existing clients, resulting in a cost-effective, single-source solution for specialty drugs.”

        Retail network claims processed in the third quarter were 101.8 million, an increase of 13 percent over the 90.4 million processed last year. The increase in retail claims reflects increased membership including the June 1st implementation of the TRICARE Retail Pharmacy (“TRICARE”) program for the Department of Defense. Total adjusted claims reached a record 132.6 million, a 15 percent increase over last year.

        Gross profit for the third quarter increased 14 percent to $235.4 million from $206.8 million last year reflecting the growth in mail and retail prescriptions, higher generic utilization and increased management of specialty drugs. “Plan sponsors are taking a more active approach in managing drug costs, adopting a variety of proven as well as innovative management tools,” added Toan. Gross profit per adjusted claim decreased slightly from $1.79 to $1.77, primarily reflecting the impact the new TRICARE contract, which generates a lower profit per claim than our fully integrated pharmacy benefit management business.

        As reported last quarter, the Company is a defendant in litigation involving its contract to provide prescription drug benefits for the State of New York Empire Plan. Moreover, the Company has received civil investigative demands from 22 states and the District of Columbia. In light of these developments, the Company projected that in the third quarter it would increase its legal reserves for the estimated costs of defense in litigation matters in a range then estimated at from $15 million to $20 million. Subsequently, several shareholder class action lawsuits and additional business practices class action lawsuits were filed against the Company. In light of these additional legal developments, the Company has reevaluated the adequacy of its legal reserves and recorded a charge to selling, general and administrative expenses of $25.0 million ($15.4 million net of tax), or $0.20 per diluted share for the estimated costs of defense. As a result, operating income decreased from $113.5 million to $104.6 million in the third quarter; however, adjusted operating income, which excludes this legal reserve charge, increased 14 percent to $129.6 million.

        For the quarter, EBITDA was $122.3 million; however, adjusted EBITDA, which excludes the legal reserve charge, was $147.3 million, an increase of 16 percent over last year. On a per adjusted claim basis, adjusted EBITDA was $1.11, an increase over the $1.09 reported last year. The positive impact on EBITDA from increased generic utilization and mail pharmacy services, including the management of specialty drugs, was mostly offset by the lower per-claim profit of the TRICARE claims discussed above.

Earnings Guidance

        During 2004, the Company incurred $0.29 per diluted share in net charges consisting of $0.13 for charges for the early retirement of debt, $0.20 for legal defense costs discussed above, and $0.04 for the contract termination payment the Company received in the first quarter. Express Scripts believes that its 2004 reported diluted earnings per share will be in the range of $3.57 and $3.59, including the $0.29 of net charges, or in the range of $3.86 and $3.88 if the $0.29 of net charges are excluded).

        In light of the current litigation environment in which the Company operates, and the fact that the Company’s financial planning process is not yet complete, Express Scripts expects to provide 2005 earnings guidance in a separate release no later than mid December.

        Express Scripts, Inc. is one of the largest PBM companies in North America providing PBM services to over 50 million members through facilities in thirteen states and Canada. Express Scripts serves thousands of client groups, including managed care organizations, insurance carriers, third-party administrators, government-sponsored benefit plans, employers, and union-sponsored benefit plans.

        Express Scripts provides integrated PBM services, including network pharmacy claims processing, mail pharmacy services, benefit design consultation, drug utilization review, formulary management, disease management, medical and drug data analysis services, and medical information management services. The Company also provides distribution services for specialty pharmaceuticals. Express Scripts is headquartered in St. Louis, Missouri. More information can be found at http://www.express-scripts.com, which includes expanded investor information and resources.

SAFE HARBOR STATEMENT

        This press release contains forward-looking statements, including, but not limited to, statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements include but are not limited to:

•	costs of and adverse results in litigation, including a number of pending class action cases that challenge certain of our business practices
•	risks arising from investigations of certain PBM practices and pharmaceutical pricing, marketing and distribution practices currently being conducted by the U.S. Attorney offices in Philadelphia and Boston, and by other regulatory agencies including the Department of Labor, and various state attorneys general
•	risks and uncertainties regarding the implementation and the ultimate terms of the Medicare prescription drug benefit, including financial risks to us if we participate in the program on a risk-bearing basis
•	risks associated with our acquisitions (including our acquisition of CuraScript) which include integration risks and costs, risks of client retention and repricing of client contracts, and risks associated with the operations of acquired businesses
•	risks associated with our ability to maintain growth rates, or to control operating or capital costs
•	continued pressure on margins resulting from client demands for lower prices, enhanced service offerings and/or higher service levels, and the possible termination of, or unfavorable modification to, contracts with key clients or providers
•	competition in the PBM industry, and our ability to consummate contract negotiations with prospective clients, as well as competition from new competitors offering services that may in whole or in part replace services that we now provide to our customers
•	adverse results in regulatory matters, the adoption of new legislation or regulations (including increased costs associated with compliance with new laws and regulations), more aggressive enforcement of existing legislation or regulations, or a change in the interpretation of existing legislation or regulations
•	increased compliance risks relating to our contracts with the DoD TRICARE Plan and various state governments and agencies
•	the possible loss, or adverse modification of the terms, of relationships with pharmaceutical manufacturers, or changes in pricing, discount or other practices of pharmaceutical manufacturers
•	risks associated with the use and protection of the intellectual property we use in our business
•	risks associated with our leverage and debt service obligations, including the effect of certain covenants in our borrowing agreements
•	risks associated with our ability to continue to develop new products, services and delivery channels
•	general developments in the health care industry, including the impact of increases in health care costs, changes in drug utilization and cost patterns and introductions of new drugs
•	increase in credit risk relative to our clients due to adverse economic trends
•	risks associated with our inability to attract and retain qualified personnel
•	other risks described from time to time in our filings with the SEC

We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FINANCIAL TABLES FOLLOW

EXPRESS SCRIPTS, INC.
Unaudited Consolidated Statement of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2004	2003	2004	2003
Revenues [1]	$3,767,690	$3,248,602	$11,175,010	$9,806,780
Cost of revenues [1]	3,532,280	3,041,825	10,494,291	9,173,155

Gross profit	235,410	206,777	680,719	633,625
Selling, general and administrative	130,806	93,286	322,773	302,027

Operating income	104,604	113,491	357,946	331,598

Other (expense) income:
Undistributed loss from joint venture	(954)	(1,436)	(3,754)	(4,520)
Interest income	867	756	2,492	2,345
Interest expense	(4,248)	(8,430)	(37,118)	(33,172)

	(4,335)	(9,110)	(38,380)	(35,347)

Income before income taxes	100,269	104,381	319,566	296,251
Provision for income taxes	38,352	39,839	122,266	113,054

Income before cumulative effect of accounting change	61,917	64,542	197,300	183,197
Cumulative effect of accounting change, net of tax	--	--	--	(1,028)

Net income	$61,917	$64,542	$197,300	$182,169

Basic earnings per share:
Before cumulative effect of accounting change	$0.81	$0.82	$2.57	$2.34
Cumulative effect of accounting change	--	--	--	(0.01)

Net income	$0.81	$0.82	$2.57	$2.33

Weighted average number of common shares
Outstanding during the period - Basic EPS	76,126	78,666	76,902	78,197

Diluted earnings per share:
Before cumulative effect of accounting change	$0.80	$0.81	$2.53	$2.30
Cumulative effect of accounting change	--	--	--	(0.01)

Net income	$0.80	$0.81	$2.53	$2.29

Weighted average number of common shares
Outstanding during the period - Diluted EPS	77,176	80,023	78,071	79,401

1 Excludes estimated retail pharmacy co-payments of $1,363,991 and $1,326,022 for the three months ended September 30, 2004 and 2003, respectively, and $4,148,590 and $3,995,580 for the nine months ended September 30, 2004 and 2003, respectively. These are amounts we instructed retail pharmacies to collect from members. We have no information regarding actual co-payments collected.

EXPRESS SCRIPTS, INC.
Unaudited Consolidated Balance Sheet

(in thousands, except share data)	September 30, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$161,161	$396,040
Receivables, net	1,073,726	1,011,154
Inventories	151,581	116,375
Deferred taxes	18,424	15,346
Prepaid expenses and other current assets	23,610	21,220

Total current assets	1,428,502	1,560,135
Property and equipment, net	177,764	177,312
Goodwill, net	1,706,842	1,421,493
Other intangible assets, net	244,630	232,059
Other assets	34,837	18,175

Total assets	$3,592,575	$3,409,174

Liabilities and Stockholders' Equity
Current liabilities:
Claims and rebates payable	$1,178,120	$1,145,028
Accounts payable	306,547	265,875
Accrued expenses	218,540	216,505
Current maturities of long-term debt	22,056	--

Total current liabilities	1,725,263	1,626,408
Long-term debt	417,607	455,018
Other liabilities	176,824	133,755

Total liabilities	2,319,694	2,215,181

Stockholders' equity:
Preferred stock, $0.01 par value per share, 5,000,000 shares authorized,
and no shares issued and outstanding	--	--
Common Stock, $0.01 par value per share, 275,000,000 and 181,000,000 shares authorized, respectively, and 79,770,000 and 79,795,000 shares
issued and outstanding, respectively	797	798
Additional paid-in capital	468,635	484,663
Unearned compensation under employee compensation plans	(22,051)	(23,302)
Accumulated other comprehensive income	5,975	3,638
Retained earnings	1,061,850	864,550

	1,515,206	1,330,347
Common Stock in treasury at cost, 3,786,000 and 2,223,000
shares, respectively	(242,325)	(136,354)

Total stockholders' equity	1,272,881	1,193,993

Total liabilities and stockholders' equity	$3,592,575	$3,409,174

EXPRESS SCRIPTS, INC.
Unaudited Consolidated Statement of Cash Flows

	Nine Months Ended September 30,
(in thousands)	2004	2003
Cash flows from operating activities:
Net income	$197,300	$182,169
Adjustments to reconcile net income to net cash
provided by operating activities, excluding
the effect of the acquisition:
Depreciation and amortization	50,477	39,687
Non-cash adjustments to net income	57,081	65,548
Net changes in operating assets and liabilities	(1,582)	(6,008)

Net cash provided by operating activities	303,276	281,396

Cash flows from investing activities:
Purchases of property and equipment	(33,387)	(32,012)
Acquisition, net of cash acquired, and investment in joint venture	(331,136)	3,560
Loan to Pharmacy Care Alliance	(14,050)	--
Other	103	15

Net cash used in investing activities	(378,470)	(28,437)

Cash flows from financing activities:
Proceeds from long-term debt	675,564	50,000
Repayment of long-term debt	(740,455)	(160,430)
Proceeds from revolving credit line, net	50,000	--
Treasury stock acquired	(160,286)	(79,073)
Deferred financing fees	(6,036)	--
Net proceeds from employee stock plans	21,256	35,908

Net cash used in financing activities	(159,957)	(153,595)

Effect of foreign currency translation adjustment	272	2,292

Net (decrease) increase in cash and cash equivalents	(234,879)	101,656
Cash and cash equivalents at beginning of period	396,040	190,654

Cash and cash equivalents at end of period	$161,161	$292,310

See accompanying Notes to Unaudited Consolidated Financial Statements

EXPRESS SCRIPTS, INC.
Table 1
Unaudited Operating Statistics
(in thousands, except per claim)

	3 months ended 9/30/2004		3 months ended 6/30/2004	3 months ended 3/31/2004	3 months ended 12/31/2003	3 months ended 9/30/2003
Claims Detail
Network (1)	101,784		95,729	93,517	95,808	90,427
Mail	9,972		9,752	9,266	8,624	8,156

Total PBM claims	111,756		105,481	102,783	104,432	98,583
Non-PBM claims (2)	929		829	793	859	896

Total claims	112,685		106,310	103,576	105,291	99,479

Adjusted claims (3)	132,629		125,814	122,108	122,539	115,791

Per Adjusted Claim
Gross profit	$1.77		$1.78	$1.82	$1.90	$1.79
EBITDA (4)	$1.11	(5)	$1.14	$1.16	$1.08	$1.09

See Notes to Unaudited Operating Statistics

Selected Ratio Analysis
Table 2

	As of 9/30/2004	As of 6/30/2004	As of 3/31/2004	As of 12/31/2003	As of 9/30/2003
Debt to EBITDA ratio (6)	0.8x	0.8x	1.2x	0.9x	0.9x
EBITDA interest coverage (7)	11.9x	11.0x	12.1x	12.1x	11.0x
Operating cash flow interest coverage (8)	10.6x	9.9x	10.6x	11.0x	9.4x
Debt to capitalization (9)	25.7%	24.1%	32.1%	27.6%	27.9%

Reconciliation of Operating Income and EBITDA (4) to Adjusted Operating Income and Adjusted EBITDA Table 3
3 months ended 9/30/2004
Operating income	$104,604
Add: charge for legal defense costs	25,000

Adjusted operating income	$129,604

EBITDA(4)	$122,256
Add: charge for legal defense costs	25,000

Adjusted EBITDA	$147,256

The Company is using adjusted operating income and adjusted EBITDA in order to remove a large non-recurring charge in order to compare the underlying financial performance to prior periods.

Reconciliation of Fully Diluted Earnings Per Share (EPS) to Adjusted Diluted EPS Table 4
	3 months ended 9/30/2004
Reported diluted EPS	$0.80
Add: charge for legal defense costs	0.20

Adjusted diluted EPS	$1.00

2004 diluted EPS guidance:
Reported range	$3.57	$3.59
Charges for early retirement of debt	0.13	0.13
Charge for legal defense costs	0.20	0.20
Contract termination payment	(0.04)	(0.04)

Adjusted diluted EPS guidance	$3.86	$3.88

The Company is using adjusted EPS in providing earnings guidance to remove charges in order to compare the underlying financial

EXPRESS SCRIPTS, INC.

Notes to Unaudited Operating Statistics and Selected Ratio Analysis>
(in thousands)

    (1)        Network claims exclude drug formulary only claims where we only administer the clients formulary and approximately 0.5 million manual claims per quarter.

    (2)        Non-PBM claims represent the distribution of pharmaceuticals through Patient Assistance Programs and the distribution of pharmaceuticals where we have been selected by the pharmaceutical manufacturer as part of a limited distribution network.

    (3)        Adjusted claims represent network claims and specialty distribution claims plus mail claims, which are multiplied by 3, as mail claims are typically 90 day claims and network claims are generally 30 day claims.

    (4)        The following is a reconciliation of EBITDA to net income and to net cash provided by operating activities as the Company believes they are the most directly comparable measures calculated under Generally Accepted Accounting Principles:

	3 months ended September 30,		9 months ended September 30,
	2004	2003	2004	2003
Net income	$61,917	$64,542	$197,300	$182,169
Income taxes	38,352	39,839	122,266	113,054
Depreciation and amortization *	17,652	13,294	50,477	39,687
Interest expense, net	3,381	7,674	34,626	30,827
Undistributed loss from joint venture	954	1,436	3,754	4,520
Cumulative effect of accounting change, net of tax	--	--	--	1,028

EBITDA	122,256	126,785	408,423	371,285
Current income taxes	(22,596)	(23,752)	(91,086)	(78,858)
Interest expense less amortization	(3,124)	(7,288)	(27,271)	(28,208)
Undistributed loss from joint venture	(954)	(1,436)	(3,754)	(4,520)
Other adjustments to reconcile net income
to net cash provided by operating activities	54,383	66,489	16,964	21,697

Net cash provided by operating activities	$149,965	$160,798	$303,276	$281,396

EBITDA is earnings before other income (expense), interest, taxes, depreciation and amortization, or operating income plus depreciation and amortization. EBITDA is presented because it is a widely accepted indicator of a company’s ability to service indebtedness and is frequently used to evaluate a company’s performance. EBITDA, however, should not be considered as an alternative to net income, as a measure of operating performance, as an alternative to cash flow, as a measure of liquidity or as a substitute for any other measure computed in accordance with accounting principles generally accepted in the United States. In addition, our definition and calculation of EBITDA may not be comparable to that used by other companies.

* Includes depreciation and amortization expense of:
Gross profit	$7,176	$5,145	$20,017	$15,556
Selling, general and administrative	10,476	8,149	30,460	24,131

	$17,652	$13,294	$50,477	$39,687

    (5)        Reflects adjusted EBITDA, which excludes the $25 million charge in the third quarter of 2004 for legal defense costs.

    (6)        Represents debt as of the balance sheet date divided by EBITDA for the twelve months ended.

    (7)        Represents EBITDA for the twelve months ended divided by interest for the twelve months ended.

    (8)        Represents Operating Cash Flow for the twelve months ended divided by interest for the twelve months ended. For the second quarter of 2004, this ratio was negatively impacted by a $12.3 million charge to interest expense related to the redemption of Senior Notes in June 2004. For the first quarter of 2004 this ratio was also negatively impacted by the charges to interest expense of $3.6 million, which pertains to the early retirement of debt.

    (9)        Represents debt divided by the total of debt and stockholders equity.